CNET Networks Reports First Quarter 2005 Financial Results

— Company Posts Total Revenue of $74.7 Million
— Interactive Revenue up 23%
— Monthly Unique Users up 38% and Average Daily Page Views up 114%

SAN FRANCISCO, April 25, 2005 - CNET Networks, Inc. (Nasdaq: CNET) today reported results for the first quarter ended March 31, 2005.

“We are starting 2005 with strong growth across the board,” said Shelby Bonnie, chairman and CEO of CNET Networks. “The continued growth and expansion across our brands, audience, and customer base helped drive strong results during the first quarter. The leverage in our model is becoming more apparent as evidenced by the continued top-line strength and improved profit margins, underscoring CNET Networks’ ability to achieve long-term, sustainable growth.”

o	Total revenues for the first quarter totaled $74.7 million, an 18 percent increase compared to revenues of $63.4 million for the same period of 2004.
o	Interactive revenue increased 23 percent to $68.5 million in the first quarter versus $55.5 million in the same period in 2004.
o	Operating income equaled $413,000 during the first quarter of 2005 compared to an operating loss of $5.7 million in the first quarter of 2004.
o	Operating income before depreciation and amortization was $6.5 million, a 168 percent increase compared to $2.4 million during the first quarter of 2004.
o	The profit margin of operating income before depreciation and amortization increased to 9 percent, from 4 percent during the first quarter of 2004.
o	Net income for the first quarter of 2005 was $383,000, or $0.00 per diluted share, which includes a gain on the sale of an investment. This compares with net income of $2.9 million, or $0.02 per diluted share, for the same period of 2004. Approximately $0.04 of net income per share for the first quarter of 2004 was attributable to a net gain from unusual items.

Business Review

“We are seeing strong momentum across our brands, which cover some of the most important content categories on the Web. The market for online advertising continues to strengthen, and so does our confidence in the interactive content category. We are focused on continuing to increase our exposure to this opportunity,” said Bonnie.

·	CNET Networks’ global network of Internet properties reached an average of 105.9 million unique monthly users during the first quarter of 2005[1], an increase of 38 percent from the first quarter of 2004. Average daily page views increased to 94.7 million during the first quarter[1], up 114 percent from the year-ago quarter.

·	CNET Networks continued to progress in its efforts to expand its customer base and add new advertiser segments across the network. With a growing audience and high quality demographics that are of importance to brand marketers, CNET Networks was able to extend its customer roster network-wide. For example, during the quarter, properties such as CNET.com, CNET News.com, and Webshots.com added several new advertisers such as Delta Airlines, General Motors, and Visa. The company also continued to attract a more diversified advertiser base to its games and entertainment properties, including customers such as Pepsi, Honda, and McDonald’s, who are interested in reaching the coveted 18- to 34-year-old male audience demographic on properties such as GameSpot and MP3.com. The company has also made several product enhancements across the network that will help further its efforts to attract a broader customer segment. These product expansion efforts include:

o	As auto manufacturers show increasing interest in online advertising, CNET Networks will be expanding its content coverage on CNET.com this year with editorial and features related to the auto technology category. As advanced technology features in automobiles becomes more pervasive, CNET.com will broaden its editorial coverage in the auto technology category. CNET.com stepped up its auto coverage significantly during the Consumer Electronics Show in, January when its editors extensively covered the many technologies that matter for both auto and technology enthusiasts alike, as well as covering the latest trends at auto shows in Detroit, Chicago and New York.

o	This month, CNET Networks announced the launch of its BNET Web site (www.bnet.com), the latest addition to the company’s portfolio of business-to-business properties. BNET, a comprehensive, high-quality source of business thought leadership, is designed to help business leaders get smart about what’s working at work by finding the quality knowledge resources they need, regardless of their job function or industry. Since its soft launch a year ago, BNET has already contributed to CNET Networks’ goal of expanding its content offerings and attracting a broader audience and new customer segments. It has amassed nearly 50,000 high-quality whitepapers, case studies, Webcasts, and audiocasts; attracted more than 200,000 registered users; and secured several advertising sponsors in new categories, including executive education, business education and management consulting firms.

·	This month, CNET Networks announced that it acquired HeyPix! (www.heypix.com), which will enable it to deliver advanced photo management, social networking, and blogging capabilities to the Webshots audience (www.webshots.com). CNET Networks entered the photo sharing category last summer with its acquisition of Webshots, the leading photo sharing Web site, and through the HeyPix transaction, plans to extend its position with the addition of cutting-edge features and services. Webshots maintained its leadership position in the online photography category (according to Nielsen//NetRatings) during the first quarter and continues to reach record numbers across many important metrics. For example, more than 750,000 photos are uploaded daily, and its photo library grew by 66 million photos in the first quarter of 2005 alone, for a total of 175 million publicly and privately shared photos at the end of the quarter.

·	Last week, CNET Networks announced further plans to expand its online presence and personal technology content in China. The company entered into a definitive agreement to acquire the assets of PCHome (www.pchome.net), in cooperation with Chinese subsidiaries and affiliates, for a total of $11 million in cash payments, with $5 million due at closing and the remaining $6 million due in the fourth quarter of 2005. PCHome is a leading personal technology and commerce Web site serving all of China with headquarters in Shanghai. In related moves last year, CNET Networks acquired ZOL and Fengniao, two leading personal technology Web sites based in Beijing. Combined, these acquisitions position CNET Networks as a leading provider of personal technology content in two of the largest and fastest growing markets in China, significantly extending its online audience reach there. With minimal audience duplication, PCHome adds a user base that is comparable to that of ZOL and Fengniao combined.

Business Outlook

For the second quarter of 2005, management anticipates total revenues of $81 million to $85 million.  Interactive revenues are expected to be in the range of $75 million to $78 million, and publishing revenues are expected to be between $6 million and $7 million. Management estimates operating income between $4.3 and $6.3 million during the second quarter, and operating income before depreciation and amortization of between $11.5 million and $13.5 million for the quarter. Earnings per share is expected to be in the range of $0.02 and $0.03 during the second quarter.

For the full-year 2005, management is estimating total revenues will be in the range of $345 million and $355 million. Management expects Interactive revenue to be in the range of $315 million to $323 million, and publishing revenues are expected to be between $30 million and $32 million. Management estimates operating income between $34 million and $39 million during 2005, and operating income before depreciation and amortization is expected to be between $64 million and $69 million. Earnings per share is expected to be in the range of $0.20 and $0.23 for the year ended December 31, 2005.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation and amortization guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its first quarter 2005 financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, April 25, 2005. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available through May 9, 2005 via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 5455436. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook,” which sets forth our estimated financial performance for the second quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on an off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses, as evidenced in previous periods by many of our enterprise technology customers; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not to meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. is a worldwide media company and creator of content environments for the interactive age. CNET Networks takes pride in being “a different kind of media company,” creating richer, deeper interactive experiences by combining the wisdom and passion of users, marketers and its own expert editors. CNET Networks’ leading brands – such as CNET, GameSpot, MP3.com, Webshots, and ZDNet – focus on the personal technology, entertainment, and business technology categories. The company has a strong presence in the US, Asia and Europe.

Investor Relations Contact: Cammeron McLaughlin	Media Contact: Martha Papalia
(415) 344-2844	(617) 225-3340
cammeron.mclaughlin@cnet.com	martha.papalia@cnet.com

1	CNET Networks January - March 2005 (internal log data)

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2005	2004
Revenues
Interactive	$68,505	$55,505
Publishing	6,207	7,892

Total revenues	74,712	63,397
Operating expenses:
Cost of revenues	38,680	33,850
Sales and marketing	18,805	18,234
General and administrative	10,764	8,903
Depreciation	3,915	7,171
Amortization of intangible assets	2,135	900

Total operating expenses	74,299	69,058

Operating income (loss)	413	(5,661)

Non-operating income (expense):
Realized gains on investments, net of impairments	568	8,032
Interest income	363	482
Interest expense	(780)	(1,678)
Other	(85)	1,832

Total non-operating income (expense)	66	8,668

Income (loss) before income taxes	479	3,007
Income tax expense	96	79

Net income (loss)	$383	$2,928

Basic net income (loss) per share	$0.00	$0.02

Diluted net income (loss) per share	$0.00	$0.02

Shares used in calculating basic net income (loss) per share	144,847,388	142,627,445
Shares used in calculating diluted net income (loss) per share	151,392,920	150,074,641

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$34,914	$29,560
Investments in marketable debt securities	25,212	22,193
Accounts receivable, net	59,963	66,712
Other current assets	16,252	15,155

Total current assets	136,341	133,620

Restricted cash	19,774	19,774
Investments in marketable debt securities	17,084	22,199
Property and equipment, net	50,480	48,989
Other assets	20,292	21,722
Intangible assets, net	33,386	34,756
Goodwill	131,350	126,287

Total assets	$408,707	$407,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,073	$6,903
Line of credit	5,000	5,000
Accrued liabilities	58,543	61,992
Current portion of long-term debt	3,845	4,007

Total current liabilities	74,461	77,902
Non-current liabilities:
Long-term debt	137,614	135,614
Other liabilities	106	252

Total liabilities	212,181	213,768
Stockholders' equity:
Common stock; $0.0001 par value; 400,000,000 shares
authorized; 145,158,348 outstanding at
March 31, 2005 and 144,455,283 outstanding
at December 31, 2004	15	14
Additional paid-in-capital	2,722,475	2,719,576
Accumulated other comprehensive income	(12,988)	(12,652)
Treasury stock, at cost	(30,453)	(30,453)
Accumulated deficit	(2,482,523)	(2,482,906)

Total stockholders' equity	196,526	193,579

Total liabilities and stockholders' equity	$408,707	$407,347

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net Income	$383	$2,928
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	6,050	8,071
Asset disposals	9	--
Noncash interest	143	216
Allowance for doubtful accounts	529	686
Equity in losses of investees	207	--
(Gain) loss on sale of marketable securities and privately
held investments	(568)	(8,032)
Changes in operating assets and liabilities,
net of acquisitions
Accounts receivable	6,361	7,126
Other assets	(148)	(2,397)
Accounts payable	170	94
Accrued liabilities	(3,449)	(2,499)
Other long-term liabilities	(146)	319

Net cash provided by operating activities	9,541	6,512

Cash flows from investing activities:
Purchase of marketable debt securities	(2,403)	(9,717)
Proceeds from sale of marketable debt securities	4,687	9,640
Proceeds from sale of investments in privately held companies	568	9,095
Investments in privately held companies	(850)	--
Net cash paid for acquisitions	(3,185)	(1,673)
Capital expenditures	(5,164)	(3,277)

Net cash provided by (used in) investing activities	(6,347)	4,068

Cash flows from financing activities:
Payments received on stockholders' notes	--	137
Net proceeds from employee stock purchase plan	330	227
Net proceeds from exercise of options	2,573	3,042
Proceeds from borrowings	10,000	--
Principal payments on borrowings	(10,013)	(77)

Net cash provided by financing activities	2,890	3,329

Net increase in cash and cash equivalents	6,084	13,909
Effect of exchange rate changes on cash and cash equivalents	(730)	(1,897)
Cash and cash equivalents at the beginning of the period	29,560	65,913

Cash and cash equivalents at the end of the period	$34,914	$77,925

CNET NETWORKS, INC.
BUSINESS SEGMENTS SUMMARY
(UNAUDITED)
(in thousands)

CNET's primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S. Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment and business technology. International Media includes the delivery of online technology information and several technology print publications in non U.S. markets. Management believes that segment operating income (loss) before depreciation and amortization expenses is an appropriate measure of evaluating the operating performance of the company's segments. However, segment operating income (loss) before depreciation and amortization expenses should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	U.S. Media	International Media	Other (1)	Total
Three Months Ended
March 31, 2005
Revenues	$62,304	$12,408	$--	$74,712
Operating expenses	52,731	15,518	6,050	74,299

Operating income (loss)	$9,573	$(3,110)	$(6,050)	$413

Three Months Ended
March 31, 2004
Revenues	$52,769	$10,628	$--	$63,397
Operating expenses	47,119	13,868	8,071	69,058

Operating income (loss)	$5,650	$(3,240)	$(8,071)	$(5,661)

(1) For the three months ended March 31, 2005, other represents operating expenses related to depreciation of $3,915 and amortization of $2,135. For the three months ended March 31, 2004, other represents depreciation of $7,171 and amortization of $900.

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS
(UNAUDITED)

	Q105	Q404	Q3-04	Q2-04	Q1-04
Total Quarterly Revenue ($mm)	$74.7	$89.2	$70.5	$68.1	$63.4

Revenue Distribution (%) (a)
Marketing Services	78%	79%	75%	77%	76%
Licensing, Fees and User	14%	11%	12%	10%	12%
Publishing	8%	10%	13%	13%	12%

Advertiser Metrics
CNET Networks Top 100 US Advertisers' Renewal Rate (Q-to-Q)	97%	96%	95%	98%	89%
CNET Networks Top 100 US Advertisers' % of Network Revenue	56%	54%	57%	56%	58%

Select Business Metrics
Network Unique Users (mm)	105.9	103.0	88.7	74.2	76.5
Network Average Daily Page Views (mm)	94.7	85.0	61.8	41.8	44.2

Balance Sheet Highlights ($mm)
Cash	$34.9	$29.5	$29.1	$62.6	$77.9
Marketable Debt Securities	42.3	44.4	44.7	71.1	51.6
Restricted Cash	19.8	19.8	19.8	19.8	19.7

Total Cash and Equivalents	$97.0	$93.7	$93.6	$153.5	$149.2

Total Debt	$146.5	$144.6	$129.3	$129.4	$118.1

Days Sales Outstanding (DSO)	72	67	65	65	66

(a) Revenue distribution definitions are as follows:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.
Licensing, Fees and User - licensing our product database, online content, subscriptions to online services, and other paid services.
Publishing - sales of advertisements in our print publications, subscriptions and newsstand sales of publications, and custom publishing services.

CNET NETWORKS, INC.
GUIDANCE TO THE INVESTMENT COMMUNITY
(UNAUDITED)

$ in millions, except per share	Q1-05 Actual	Q2-05 estimate Low - High	FY 2005 estimate Low - High

Interactive Revenues	$68.5	$75.0 - $78.0	$315.0 - $323.0
Publishing Revenues	$6.2	$6.0 - $7.0	$30.0 - $32.0
Total Revenues	$74.7	$81.0 - $85.0	$345.0 - $355.0

Operating income before depreciation and amortization	$6.5	$11.5 - $13.5	$64.0 - $69.0

Depreciation expense	($3.9)	($4.5)	($19.5)

Amortization expense	($2.1)	($2.7)	($10.5)

Operating income	$0.4	$4.3 - $6.3	$34.0 - $39.0

Interest expense, net	($0.4)	($0.4)	($1.5)

Other income (expense)	($0.1)	($0.1)	($0.5)

Tax benefit (expense)	($0.1)	($0.3)	($1.8)

Earnings per share	$0.00	$0.02 - $0.03	$0.20 - $ 0.23

FY 2005 earnings per share guidance is based on a share count of approximately 160 million shares, of which 8.3 million shares are attributable to the impact of EITF 04-8.

Safe Harbor Statement
This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook,” which sets forth our estimated financial performance for the second quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses, as evidenced in previous periods by many of our enterprise technology customers; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not to meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

CNET NETWORKS, INC.
OPERATING INCOME (LOSS) RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2005	2004
Operating income (loss) before depreciation
and amortization	$413	$(5,661)
Depreciation	3,915	7,171
Amortization of intangible assets	2,135	900

Operating income before depreciation
and amortization	$6,463	$2,410

The company believes that "operating income (loss) before depreciation and amortization" is useful to management and investors in evaluating the current operating performance of the company, since depreciation, amortization and asset impairment include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to "operating income before depreciation and amortization" to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. "Operating income before depreciation and amortization" should be considered in addition to, and not as a substitute for, other of financial performance prepared in accordance with US GAAP.